EXHIBIT 3.1.2

CERTIFICATE OF DESIGNATION
OF RIGHTS, PREFERENCES AND PRIVILEGES OF
SERIES A PARTICIPATING PREFERRED STOCK
OF NATUS MEDICAL INCORPORATED

The undersigned, Tim C. Johnson, does hereby certify:

1.    That he is the duly elected and acting President, Chief Executive Officer and Chief Operating Officer of Natus Medical Incorporated, a Delaware corporation (the “Corporation”).

2.    That pursuant to the authority conferred upon the Board of Directors by the Amended and Restated Certificate of Incorporation of the said Corporation, the said Board of Directors of the Corporation on September 4, 2002 adopted the resolutions attached hereto as Exhibit A-1 creating a series of 120,000 shares of Preferred Stock designated as Series A Participating Preferred Stock as set forth on Exhibit A-2 hereto.

I further declare under penalty of perjury that the matters set forth in the foregoing Certificate of Designation are true and correct of my own knowledge.

Executed at San Carlos, California on September     , 2002.

Tim C. Johnson President, Chief Executive Officer and Chief Operating Officer

EXHIBIT A-1
(to Certificate of Designation)

Resolutions of the Board of Directors of Natus Medical Incorporated

Creation of Series A Participating Preferred Stock

RESOLVED: That pursuant to the authority vested in the Board of Directors of Natus Medical Incorporated (the “Corporation”) by the Amended and Restated Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Corporation and does hereby fix and herein state and express the designations, powers, preferences and relative and other special rights and the qualifications, limitations and restrictions of such series of Preferred Stock as set forth on Exhibit A-2 to the Certificate of Designation.

RESOLVED FURTHER: That the President, Chief Executive Officer or any Vice President and the Secretary or any Assistant Secretary of this corporation be, and they hereby are, authorized and directed to prepare and file a Certificate of Designation of Rights, Preferences and Privileges in accordance with the foregoing resolution and the provisions of Delaware law and to take such actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolution.

Declaration of Rights Dividend

RESOLVED: That the Board of Directors hereby declares that a dividend of one Right for each share of Common Stock be paid on October 11, 2002 to stockholders of record of the Common Stock issued and outstanding at the close of business on such date, each Right representing the right to purchase one one-thousandth of a share of Preferred Stock upon the terms and subject to the conditions set forth in the form of the Preferred Stock Rights Agreement presented to this meeting, a copy of which is attached as Exhibit B to the Preferred Stock Rights Agreement (the “Rights Agreement”), which agreement is hereby approved in all respects.

RESOLVED FURTHER: That the exercise price of the Rights shall be $23.00 per Right, and that the redemption price therefor shall be $0.001 per Right.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized in the name and on behalf of the Corporation to execute the Rights Agreement, with such modifications as the officers executing the same shall approve, and to deliver the same to the Rights Agent thereunder, such execution and delivery conclusively to evidence the due authorization and approval thereof by the Corporation.

Rights Certificates

RESOLVED: That certificates evidencing the Rights (the “Rights Certificates”) shall be substantially in the form set forth in the Rights Agreement and shall be issued and delivered as provided therein.

RESOLVED FURTHER: That the Rights Certificates shall be signed by the Chairman of the Board, the Chief Executive Officer, the President or any Vice President and by the Secretary or an Assistant Secretary of the Corporation under its corporate seal (which may be in the form of a facsimile of the seal of the Corporation), provided that the signature of any of said officers of the Corporation may, but need not be, a facsimile signature imprinted or otherwise reproduced on the Rights Certificates, and that the Corporation hereby adopts for such purpose the facsimile signature of the present or any future Chairman of the Board, Chief Executive Officer, President, Vice President, Secretary, and Assistant Secretary, of the Corporation, notwithstanding the fact that at the time the Rights Certificates shall be authenticated and delivered or disposed of he or she shall have ceased to be such officer.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized to execute on behalf of the Corporation and under its corporate seal (which may be in the form of a facsimile of the seal of the Corporation) Rights Certificates issued to replace lost, stolen, mutilated or destroyed Rights Certificates, and such Rights Certificates as may be required for exchange, substitution or transfer as provided in the Rights Agreement in the manner and form to be required in, or contemplated by, the Rights Agreement.

RESOLVED FURTHER: That the Rights Certificates shall be manually countersigned by the Rights Agent under the Rights Agreement and books for the registration and transfer of the Rights Certificates shall be maintained by such Rights Agent at its principal offices.

Authorization and Reservation of Shares of Preferred Stock

RESOLVED: That the minimum number of shares of Preferred Stock sufficient to permit the exercise in full of all outstanding Rights at any time is hereby reserved for issuance upon exercise of the Rights, such number to be subject to adjustment from time to time in accordance with the Rights Agreement, and subject to the limitation that in no event shall the number of shares of Preferred Stock reserved hereunder, when added to the number of shares of Preferred Stock then otherwise reserved for issuance by the Corporation, exceed the total number of authorized but unissued shares of Preferred Stock of the Corporation at any time.

Appointment of Rights Agent

RESOLVED: That EquiServe Trust Corporation, N.A. (the “Rights Agent”) is hereby appointed Rights Agent under the Rights Agreement, and that upon presentation to it of Rights Certificates for exercise in accordance with the Rights Agreement, the Rights Agent is authorized, as Transfer Agent and Registrar for the Common Stock, to issue originally, countersign, register and deliver the shares of Preferred Stock issuable upon such exercise of the Rights.

Registration and Listing

RESOLVED: That the proper officers of the Corporation are authorized for and on behalf of the Corporation to execute personally or by attorney-in-fact and to cause to be filed with the Securities and Exchange Commission a registration statement under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), for the registration of the Rights, and thereafter to execute and cause to be filed any amended registration statement or registration statements, and to cause such registration statement and any amendments thereto to become effective in accordance with the Exchange Act and the General Rules and Regulations of the Securities and Exchange Commission thereunder.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized, jointly and severally, in the name and on behalf of the Corporation, to take all such further actions and to execute all such documents as they may deem necessary or appropriate in connection with the issuance of the Rights and the shares of Preferred Stock issuable upon exercise of the Rights in order to comply with the Securities Act of 1933, as amended, and the Exchange Act, as amended.

RESOLVED FURTHER: That the proper officers of the Corporation are hereby authorized, jointly and severally, in the name and on behalf of the Corporation, to execute and file such application or applications, and amendments and supplements thereto, and take such other action as may be necessary to list the Rights (and, if in the judgment of such officers it is appropriate to do so, the shares of Common Stock or Preferred Stock issuable upon exercise thereof) on the Nasdaq National Market, and that the proper officers of the Corporation are hereby authorized to appear before the Securities and Exchange Commission and the Nasdaq Stock Market, Inc. (the “Nasdaq”), and to execute such papers and agreements as may be necessary to conform with the requirements of the Securities and Exchange Commission and the Nasdaq, and to effectuate such listing and registration.

Subsequent Issuance of Rights

RESOLVED: That so long as the Rights are attached to the Common Stock as provided in the Rights Agreement and subject to the other provisions of the Rights Agreement, one additional Right shall be delivered with each share of Common Stock issued after October 11, 2002 including but not limited to the shares of Common Stock issued upon conversion of any convertible securities of the Corporation and the exercise of options or warrants to purchase shares of Common Stock granted by the Corporation.

General Resolutions

RESOLVED: That the Board of Directors hereby adopts, as if expressly set forth herein, the form of any resolution required by the Rights Agent or by any authority in connection with any applications, consents to service, issuer’s covenants or other documents if (i) in the opinion of the officers of the Corporation executing the same, the adoption of such resolutions is necessary or desirable and (ii) the Secretary of the Corporation evidences such adoption by inserting in the minutes of this meeting copies of such resolutions, which will thereupon be deemed to be adopted by the Board of Directors with the same force and effect as if presented at this meeting.

RESOLVED FURTHER: That the proper officers of the Corporation be, and each of them hereby is, authorized and directed, jointly and severally, for and on behalf of the Corporation, to execute and deliver all certificates, agreements and other documents, take all steps and do all things which they may deem necessary or advisable in order to effectuate the purposes of the foregoing resolutions.

EXHIBIT A-2
(to Certificate of Designation)

Rights and Limitations of Series A Participating Preferred Stock

Section 1.    Designation and Amount.    The shares of such series shall be designated as “Series A Participating Preferred Stock.” The Series A Participating Preferred Stock shall have a par value of $0.001 per share, and the number of shares constituting such series shall be 120,000.

Section 2.    Proportional Adjustment.    In the event that the Corporation shall at any time after the issuance of any share or shares of Series A Participating Preferred Stock (i) declare any dividend on Common Stock of the Corporation (“Common Stock”) payable in shares of Common Stock, (ii) subdivide the outstanding Common Stock or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the Corporation shall simultaneously effect a proportional adjustment to the number of outstanding shares of Series A Participating Preferred Stock.

Section 3.    Dividends and Distributions.

(a)  Subject to the prior and superior right of the holders of any shares of any series of Preferred Stock ranking prior and superior to the shares of Series A Participating Preferred Stock with respect to dividends, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the last day of January, April, July, and October in each year (each such date being referred to herein as a “Quarterly Dividend Payment Date”), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to 1,000 times the aggregate per share amount of all cash dividends, and 1,000 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Participating Preferred Stock.

(b)  The Corporation shall declare a dividend or distribution on the Series A Participating Preferred Stock as provided in paragraph (a) above immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

(c)  Dividends shall begin to accrue on outstanding shares of Series A Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares of Series A Participating Preferred Stock, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Participating Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 30 days prior to the date fixed for the payment thereof.

Section 4.    Voting Rights.    The holders of shares of Series A Participating Preferred Stock shall have the following voting rights:

(a)  Each share of Series A Participating Preferred Stock shall entitle the holder thereof to 1,000 votes on all matters submitted to a vote of the stockholders of the Corporation.

(b)  Except as otherwise provided herein or by law, the holders of shares of Series A Participating Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

(c)  Except as required by law, the holders of Series A Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent that they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 5.    Certain Restrictions.

(a)  The Corporation shall not declare any dividend on, make any distribution on, or redeem or purchase or otherwise acquire for consideration any shares of Common Stock after the first issuance of a share or fraction of a share of Series A Participating Preferred Stock unless concurrently therewith it shall declare a dividend on the Series A Participating Preferred Stock as required by Section 3 hereof.

(b)  Whenever quarterly dividends or other dividends or distributions payable on the Series A Participating Preferred Stock as provided in Section 3 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Participating Preferred Stock outstanding shall have been paid in full, the Corporation shall not

(i)  declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Participating Preferred Stock;

(ii)  declare or pay dividends on, or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, except dividends paid ratably on the Series A Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii)  redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Participating Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Participating Preferred Stock; or

(iv)  purchase or otherwise acquire for consideration any shares of Series A Participating Preferred Stock, or any shares of stock ranking on a parity with the Series A Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(c)  The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (a) of this Section 5, purchase or otherwise acquire such shares at such time and in such manner.

Section 6.    Reacquired Shares.    Any shares of Series A Participating Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of Preferred Stock and may be reissued as part of a new series of Preferred Stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein and in the Amended and Restated Certificate of Incorporation, as then amended.

Section 7.    Liquidation, Dissolution or Winding Up.    Upon any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Participating Preferred Stock shall be entitled to receive an aggregate amount per share equal to 1,000 times the aggregate amount to be distributed per share to holders of shares of Common Stock plus an amount equal to any accrued and unpaid dividends on such shares of Series A Participating Preferred Stock.

Section 8.    Consolidation, Merger, etc.    In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share equal to 1,000 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged.

Section 9.    No Redemption.    The shares of Series A Participating Preferred Stock shall not be redeemable.

Section 10.    Ranking.    The Series A Participating Preferred Stock shall rank junior to all other series of the Corporation’s Preferred Stock as to the payment of dividends and the distribution of assets, unless the terms of any such series shall provide otherwise.

Section 11.    Amendment.    The Amended and Restated Certificate of Incorporation of the Corporation shall not be further amended in any manner which would materially alter or change the powers, preference or special rights of the Series A Participating Preferred Stock so as to affect them adversely without the affirmative vote of the holders of a majority of the outstanding shares of Series A Participating Preferred Stock, voting separately as a series.

Section 12.    Fractional Shares.    Series A Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder’s fractional shares, to exercise voting rights, receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series A Participating Preferred Stock.